STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SELWAY CAPITAL ACQUISITION CORPORATION

I, Edmundo Gonzalez, being the Chief Financial Officer of Selway Capital Acquisition Corporation, a corporation existing under the laws of the State of Delaware (the “Corporation”), do hereby certify as follows:

FIRST:     The name of the Corporation is: Selway Capital Acquisition Corporation.

SECOND:    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 12, 2011 (the “Certificate of Incorporation”).

THIRD:                    The Certificate of Incorporation is hereby amended by striking Article FOURTH thereof in its entirety and substituting in lieu thereof a new Article FOURTH, which shall read in its entirety as follows:

“FOURTH:    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 31,000,000, of which 30,000,000 shares shall be Common Stock with a par value of $0.0001 per share, and 1,000,000 shares shall be Preferred Stock with a par value of $0.0001 per share.

(A)           Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the Delaware General Corporation Law.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

(B)           Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.”

FOURTH:               This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FIFTH:                    Pursuant to a resolution of the Board of Directors and in accordance with Section 228 of the Delaware General Corporation Law, a written consent of the stockholders of the Corporation approved the amendment by a vote of the necessary number of shares required by statute.

IN WITNESS WHEREOF, the undersigned affirms that the statements made herein are true under the penalties of perjury, this 11th day of March 2011.

/s/ Edmundo Gonzalez
Name: Edmundo Gonzalez
Title:   Chief Financial Officer